UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 0R 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 16, 2014

Green Innovations Ltd.
(Exact name of registrant as specified in its charter)

000-54221	26-2944840
(Commission File Number)	(IRS Employer Identification No.)

3208 Chiquita Blvd. S., Suite 216 Cape Coral, FL	33914
(Address of Principal Executive Offices)	(Zip Code)

(239) 829-4372
(Registrant’s telephone number, including area code)

N.A.
(Form name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 16, 2014, Bruce Harmon resigned as Chief Financial Officer of Green Innovations Ltd. (the “Company”) to facilitate the promotion of Sugiarto “Awie” Kardiman, the Company’s controller, to the position of Chief Financial Officer.  Mr. Harmon, a founder of the Company, will remain as Chairman of the Board of Directors and continue to work with the Company as a consultant with a focus on corporate finance, capital markets and related matters.

Mr. Kardiman, age 45, has been the Controller of the Company since August 2013.  From 2007 to 2010, he served as Chief Financial Officer of Oasis Brands, Inc. and its related companies (“Oasis”), a leading tissue manufacturer, where his strategic and analytical skills contributed to a double-digit growth and brand recognition under the leadership of Philip Rundle, then the Chief Executive Officer of Oasis, and, since April 2013, the Chief Executive Officer of the Company.  Mr. Kardiman also served as Chief Financial Officer of Paper Excellence Canada from 2010 to 2013 and contributed to building that business to become one of the major players in the pulp and paper business in North America.  He has more than 15 years of extensive domestic and international experience in the tissue, pulp and paper products business.  Mr. Kardiman has a bachelor’s degree in accounting from Trisakti University in Jakarta and is a candidate for Certified Management Accountant of British Columbia.

Mr. Kardiman’s current consulting contract with the Company will remain in effect, whereby Mr. Kardiman will continue to be compensated in the amount of $12,500 per month.  Pursuant to the consulting contract, dated August 16, 2013, Mr. Kardiman received stock compensation of 300,000 shares of restricted common stock, and the contract has a term of two years and is terminable at the election of either party upon the provision of 30 days’ notice to the other.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 16, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN INNOVATIONS LTD.

Date: June 17, 2014	By:	/s/ Philip Rundle
Philip Rundle
Chief Executive Officer

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